                                                                    EXHIBIT 21.1


SUBSIDIARY                                  STATE OF ORGANIZATION
CyberRamp, LLC                                       Texas
NeoSoft, Inc.                                        Texas
PDQ.Net, Incorporated                                Texas
Entrepreneurial Technologies, Inc.                   Texas
GEEK Assets, Inc.                                    Texas